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Rise Gold Calls on Nevada County Board of Supervisors to Repudiate
Recommendation to Deny the IMM Project

June 5, 2023 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company" or "Rise Gold") reports that it has sent a letter to the Nevada County (the "County") Board of Supervisors (the "Board"), that highlights significant irregularities with the May 10-11 Planning Commission Hearing (the "Hearing") regarding the Idaho-Maryland Mine Project (the "IMM Project"). The letter details Brown Act violations, egregious abuses of the Company's constitutionally protected rights to due process, as well as the Planning Commission's non-compliance with the County's ethics training and adopted policies for conducting the business of Board-appointed bodies.

The County's Final Environmental Impact Report ("FEIR") concluded that the IMM Project would have no significant impacts to air quality, biological resources, water quality, groundwater, vibration, truck traffic, or noise from operations. In addition, an independent economic study commissioned by the County concluded that the IMM Project would deliver substantial economic benefits, including at least 475 new local jobs, $45.3 million in new local labor income per year, additional tax revenue between $1.4 to $6.4 million per year, and a stronger and more diversified local economy. The Company thanks the many community members who supported the IMM Project with thousands of support letters and attendance at the recent Planning Commission Hearing.

During the Hearing, a number of the County Planning Commissioners ("Commissioners") made unsupported assertions contradicting the findings of the FEIR without allowing County staff or the Company to respond, called on non-experts to testify without allowing the County's own technical experts to rebut or correct the misinformation, and introduced materials purported to be new damning information which were, in fact, already part of the FEIR and its analysis of the Project. It is notable that the Commissioners did not ask a single question of the fourteen expert consultants who were present at the Hearing, including those working directly for the County.

One of the Commissioners knowingly presented false and inaccurate evidence and testimony into the deliberations, including from a geotechnical report included in the FEIR that he claimed was new information obtained from "a friend".  The Commissioner read extensively from a letter from the Northern Sierra Air Quality Management District ("NSAQMD") dated April 4th 2022  that was already included and analyzed in the FEIR and represented this letter to the County staff and his fellow commissioners as a new letter that had not been addressed. As stated in the FEIR, this unsigned letter was revised and replaced by the NSAQMD. The copy of this letter presented by the Commissioner was modified with the addition of a new date of May 8th, 2023, and a forged agency signature. Social media posts, and records obtained from a Public Records Act Request initiated by Rise Gold reveal that this Commissioner met with numerous Project opponents before the Hearing, attended an evening victory celebration for project opponents after the Hearing concluded, and participated in an anti-Project documentary after the Hearing, demonstrating clear bias against the IMM Project.

Both the federal and state constitutions guarantee the right to due process of law. This constitutional right to due process requires a fair tribunal and applies to local agencies' (e.g., the County) decisions on land use permits. A fair tribunal requires that the decision-making process - including all decision-makers - be impartial, non-involved, and unbiased for or against a project proponent and/or project. Where there is a probability of actual bias during the decision-making process, the decision must be vacated.

The Company's letter dated June 1st, 2023, urges the Board to conduct an independent inquiry into the events surrounding the Hearing and calls on the Board to publicly disavow the Planning Commission's recommendation to deny the IMM Project and disregard it when the Board deliberates whether to approve the IMM Project. A copy of the letter sent to the Board detailing the nature of the Company's objections to the Planning Commission hearing is provided on the Company's website at the following link. Download Rise Letter to BOS dated June 1st 2023

A printed copy of the letter and appendices will be provided to interested parties upon request.

The Nevada County Board of Supervisors is the highest decision-making body within the County and has announced it will hold a public hearing to consider and make a final decision on the IMM Project sometime after July 2023.

Rise Gold Corp. and Rise Grass Valley Inc. are American companies and have been members of the Nevada County community for over 6 years and Rise Gold is a significant local property owner and taxpayer. The Company asks for the community's continued support as it defends its private property and constitutional rights. The Company is committed to continue its mission to re-open the Idaho-Maryland Mine for the benefit of both the Company's shareholders and the community.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to, among other things, its ongoing business operations.  These risks are related to a number of factors including, without limitation, obtaining all necessary regulatory approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. The Company undertakes no obligation to update forward-looking statements or information except as required by law.